Consulting Services • www.tigaenergy.com  •  +1 512 687 3451

Eduardo Perez
Chairman
Liberty Circle Energy
P.O. Box 1666
Sabana Hoyos, Arecibo
Puerto Rico 00688

August 29, 2011

Re:  Letter Agreement for Strategic Development

Dear Mr. Perez

Tiga Energy Services, Inc. welcomes the opportunity to partner with Liberty Circle Energy in providing dedicated design services to assist in the development of LCE’s Wind Energy Management Platform (WEMP) and incorporating essential functionality to support the WEMP into our TigaNET core platform.

Subject to the terms and conditions of the enclosed agreement, Tiga agrees to support LCE in the following:

•	Wind Energy Management Platform (WEMP) Communications Archtiecture and Design
o	TigaNET interface & integration for wind turbine controls
o	IP based communication platform vendor recommendations/selection
o	Specification of wind energy management system
▪	Design specification and/or vendor recommendation
▪
•	Core TigaNET integration for WEMP
o	Parameter level control and information access
▪	For WEMP and third party O&M service access
o	WEMP interface
o	Real Time Carbon & Energy Trading platform services
▪	Meter data authentication
▪	Trading Platform vendor recommendation/selection
•	TigaNET integration into trading

Best Regards,

Michael Hathaway
CEO, Tiga Energy Services, Inc.

TES Energy Services • Consulting Services • 401 Congress Ave. • Suite 1540 • Austin, TX, 78701

© 2011, Tiga Energy Services, Proprietary & Confidential

Our Understanding

LCE desires to engage TES to assist in the development of its WEMP and accelerate the development of TES’s core TigaNET communication service to support a secure communications and remote accessibility to LCE wind assets.

This agreement defines work performed based on a Non-recurring Engineering (NRE) fee, in which LCE will have the option to convert to equity in TES common stock.

Scope and Approach for WEMP Project

TES will assist LCE with the following activities:

Initial Network Design and Architecture for the Project campus to support:

Activities and Deliverables

TES will be accountable for the following Activities and Deliverables:

Activities	Deliverables
WEMP Requirements Specification: Working with LCE wind energy engineering resources TES will jointly generate a requirement specification for the LCE WEMP.	1. Control infrastructure requirements 2. Network communications requirements. 3. Carbon and energy trading platform requirements
WEMP Communications Platform Scope: TES will scope the architecture and design tasks for the communications infrastructure for the LCE WEMP.	1. System capabilities 2. Development cost 3. Deployment costs 4. Development timeline
TigaNET Core Integration of WEMP TES accelerate the development of TigaNET core functionality to support LCE’s WEMP	1. Platform parameter definitions 2. Remote access requirements for O&M and trading 3. Trading platform requirements

TES’s Performance Terms

TES will perform the work specified in this Letter Agreement, subject to the assumptions in this document and in accordance with the terms and conditions contained in this Letter Agreement.

© 2011, Tiga Energy Services, Proprietary & Confidential

Estimated Costs and Payment Terms

1.	TES will receive a one-time NRE fee of one million dollars ($1,000,000 USD) on or before September 9, 2011 to commence the development efforts defined in this agreement.
2.	Specific work outside the scope of this agreement will be identified by TES and LCE and negotiated separately.
3.
Assuming LCE proceeds with a strategic investment in TES with a minimum investment of $5MM, this NRE can be converted to TES common stock under the same terms of conversion of LCE’s initial investment.

LCE’s Responsibilities

The performance of this effort is dependent upon LCE’s completion of the following responsibilities.

1.	LCE will assign a Project Manager who will be responsible for attending status meetings, signing off on Deliverables as required, and acting as a single point of contact for the TES team.
2.	The LCE Project Manager will assign key LCE personnel to provide business and technical information as it relates to the analysis effort.
3.
Upon written request by TES, LCE agrees to permit TES to contact and meet with LCE’s contractors, affiliates, and planners to determine requirement needs and coordinate to ensure compatibility of standards and interfaces in design specifications;

4.
Upon written request by TES, LCE agrees to permit TES to negotiate on LCE’s behalf with vendors; provided, however, TES shall not represent that it have the right to enter into any enforceable contracts with or otherwise contractually bind LCE.

Assumptions

1.	Business and technical experts (both TES and LCE) will be available, as needed, within 24-hour advance notice.
2.
Joint status meetings will be held periodically with the TES Project Lead and LCE Project Sponsor to discuss progress, issues and planned activities.  A final meeting will be held at the conclusion of the project to discuss the Final Status Report.

3.
The Scope will be agreed to and supported by LCE Executives.  All deviations from the project Scope will be evaluated using a change control process that includes:  logging the change request, investigating and assessing the impact and obtaining the appropriate approvals from the Project Sponsor through execution of a Change Request.

4.	TES assumes no responsibility or liability for project resources (human, tangible or intangible), schedule, product quality, management, or costs that are not within TES’s sole and direct control.
5.	TES personnel will develop deliverables for this project based in input from LCE staff.

© 2011, Tiga Energy Services, Proprietary & Confidential

Additional Terms

Confidentiality

TES acknowledges that LCE and its affiliates have trade secrets, confidential information and proprietary property, having great commercial value to LCE. LCE acknowledges that TES’s property includes trade secrets, confidential information and proprietary property of TES, having great commercial value to TES, and that the development and design of TES’s property has involved and will involve the expenditure by TES of substantial amounts of time and money.

All items of TES’s property are being provided to LCE on a strictly confidential basis and only for in-house use by LCE.  Each party's confidential information shall be held in strict confidence by the other party, using the same standard of care as it uses to protect its own confidential information, and shall not be used or disclosed by the other party for any purpose except as specifically set forth in this Letter Agreement.

Intellectual Property

LCE and its affiliates shall retain sole and exclusive ownership to any and all of the Property owned by LCE and its Affiliates before, during, and after this engagement.  TES shall retain sole and exclusive ownership to any and all software, toolkits, documentation, methods, concepts, ideas, trade secrets and materials owned by TES prior to this engagement (TES’s Property) and any derivative works and improvements made to TES’s Property through the performance of this engagement or otherwise.

Any control or remote access interfaces specific to LCE or its affiliates systems remain the property of LCE within the guidelines of the open standards that TES implements, except to the extent of any TES Property contained therein (including any modifications or derivative works made to any TES Property) for which TES grants to LCE a perpetual, non-exclusive, irrevocable, worldwide, royalty-free license to use the TES Property only in the ordinary course of LCE’s business operations and for LCE’s own business purposes, provided that LCE may not sell, license or distribute these deliverables in any manner competitive with TES’s  business.  LCE may copy the deliverables for inactive back up and disaster recovery purposes.

LCE acknowledges that TES is in the business of providing consulting services and for developing software for a variety of clients, and agrees that TES may perform work substantially similar to the services performed under this Letter Agreement for other parties, and use, distribute, sell, license, modify or enhance the deliverables or any portion of the deliverables for use by such other parties.

© 2011, Tiga Energy Services, Proprietary & Confidential

Liability

Each party shall be liable for its own breach of contract and other negligent and intentional acts and omissions, and those of its employees and agents, in connection with this Agreement, and shall indemnify and hold harmless the other party against any claims, actions, damages, losses or liabilities arising from any such breach of contract or other negligent or intentional acts or omissions.

TES’s total liability under this Letter Agreement will under no circumstances exceed the total of all service fees actually paid by LCE to TES under this Letter Agreement. Under no circumstances shall TES be liable to LCE or to any third party for lost revenues, lost profits, loss of business, or consequential or special damages of any nature, whether or not foreseeable.

Non-Hire of Employees

Without prior written consent of the other party, during the term of this Letter Agreement and for a period of 1 year after its termination or expiration, neither LCE nor TES will hire or engage any person who becomes known to it through the performance of this Letter Agreement.

Termination

If either party breaches any of its obligations under this Letter Agreement in any material respect and the breach is not substantially cured within thirty (30) days after the breaching party receives written notice describing the breach from the other party, then the other party may terminate this Letter Agreement, without penalty, by giving written notice to the breaching party at any time before the breach is substantially cured.  Termination of this Letter Agreement for any reason will not relieve LCE of liability for, and LCE will promptly pay when due, all amounts owed to TES for services rendered and items delivered to LCE up to the date of termination.  The paragraphs under the heading “Additional Terms” shall survive termination of this Letter Agreement.

Force Majeure

Neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to any failure to perform its obligations under this Letter Agreement as a result of a cause beyond its control, including without limitation any Act of God, terror, or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, or other cause which could not have been prevented with reasonable care.

Miscellaneous

This Letter Agreement represents the entire agreement among the parties superseding any prior proposals or offers.  LCE may not assign this Letter Agreement without the prior written consent of TES.  Texas law shall govern this Letter Agreement.

TES looks forward to continuing our relationship with LCE.  We are excited about your prospects and look forward to providing our services to you.  If you have any questions, please feel free to contact me at 1 512 687 3451.

Very truly yours,

Michael Hathaway
Chief Executive Officer
Tiga Energy Services, Inc.

Signatures

Intending to be legally bound, the parties have agreed to and accepted all of the terms and conditions of this Letter Agreement.

LIBERTY CIRCLE ENERGY		TIGA ENERGY SERVICES, Inc

By:	/s/ Eduardo Perez	By:	/s/ Michael Hathaway
Printed Name:	Eduardo Perez	Printed Name:	Michael Hathaway
Title:	Chairman of the Board	Title:	Chief Executive Officer
Date:		Date: